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                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Form S-3 of Racing Champions Corporation, Inc. of our report dated April 22, 1998, on our audits of the consolidated financial statements of Wheels Sports Group, Inc. as of December 31, 1996 and for the three years ended December 31, 1996 and the financial statements of High Performance Sports Marketing Inc. as of September 30, 1997 and December 31, 1996 and for the nine months ended September 30, 1997 and for the year ended December 31, 1996 appearing in the Registration Statement on Form S-4 dated April 23, 1998 of Racing Champions Corporation, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Greensboro, North Carolina
February 1, 1999